Exhibit 10.9

DAREN CORRELL

INDEPENDENT CONTRACTOR AGREEMENT

This Agreement dated April 1, 2021 by and between Daren Correll, hereafter referred to as “Correll”, whose principal mailing address is 178 Ventana Sierra Drive, Grass Valley, CA 95945 and BOON Industries Inc. an Oklahoma Corporation, whose principal mailing address is 110 Spring Hill Drive, #16, Grass Valley, CA 95945 hereinafter referred to as “BOON” or “Company”.

RECITALS:

A.       Whereas: Correll has extensive business experience in brand development, marketing communications, coordinating and overseeing creative personal, developing, and executing marketing & sales plans, facilitating trade shows, identifying sales channel opportunities, and general management as a member of the executive teams of companies with nationally recognized brands.

B.       Whereas: BOON desires to hire Correll, as BOON’S consultant to work under the guidance of the Company’s CEO.

C.       Whereas: BOON and Correll have reviewed this Agreement and any additional information deemed necessary to make an informed decision to enter into this Agreement.

D.       Now Therefore, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

AGREEMENT

Scope of Work: Correll and BOON agree Correll’s initial Scope of Work will include, but will not be limited to following:

●	Work closely with BOON’S CEO and EVP of the executive team to define, implement, and manage BOON’S marketing and sales strategy for optimal performance and results.

●	Create and implement BOON branding & marketing plans; Build and enhance recognition of BOON’S brand and products.

●	Establish social, digital and web presence that drives consumer awareness, engagement, affinity, and purchase.

●	Work with internal stakeholders to plan, create, and launch creative campaigns and compelling stories around BOON’S announcements and initiatives that resonate with audiences.

●	Plan and execute well-performing, well-coordinated product launches of all BOON products.

●	Work with the Business Development and Sales Teams to enhance and align efforts.

●	Manage the creation of product and sales support materials for BOON’S Distributors.

●	Create product documentation and packaging for product inserts and samples.

●	Interact with customers and distributors as needed to help finalize purchase orders.

●	Monitor the competition’s branding and public announcements.

Compensation & Benefits:

●	Monthly Cash Compensation: Correll will receive monthly compensation of Four Thousand Dollars ($4,000.00) per month beginning April 1, 2021 and each month thereafter for the term of this agreement.

●	Monthly Stock Compensation: Correll will accrue $10,000.00 of Preferred Series A Stock (Par .0001) valued at $10.00 per share beginning April 1, 2021 and each month thereafter for the term of this agreement. Stock will be issued on a quarterly basis.

●	Discounted Past Due Compensation: BOON agrees to compensate Correll for services rendered prior to the date of this Agreement. According to a mutually agreed upon discounted amount due, Correll will be granted Forty-Four Thousand Dollars ($44,000.00) of restricted Preferred Series A Stock (Par .0001) valued at $10.00 per share at the signing of this Agreement, and Ten Thousand Dollars ($10,000.00) in cash which will be paid over a 6-month period.

●	Bonus Pool: Correll shall participate in the BOON Bonus Pool that the Company intends to develop in the future.

Expenses: Correll will be reimbursed for all generally accepted business expenses.

Taxes: For tax purposes, Correll is recognized as an independent contractor, responsible for paying his own state and federal taxes and thus will receive a 1099 tax document at year end for all compensation received from BOON.

Confidentiality: The provisions of this Agreement are confidential and private and are not to be disclosed to outside parties (except on a reasonable need to know basis only) without the express, advance written consent of all parties hereto or by order of a court of competent jurisdiction. Correll agrees and acknowledges that during the course of this Agreement, in the performance of his duties and responsibilities, he will come into possession and or have knowledge of information of a confidential nature of BOON.

Such confidential and/or proprietary information includes, but is not limited to the following: its employees, agents, sub-contractors, suppliers; corporate and financial information; banking and investor information; customers and information regarding others in contact with BOON.

Correll represents and warrants to BOON that he will not divulge confidential or proprietary information of the Company to anyone or anything without the advance, express consent of the Company, and further will not use any proprietary information of the Company for his or anyone else’s gain or advantage during and after the term of this Agreement.

All marketing deliverables created or worked on by Correll are the sole and separate property of the Company. Correll agrees if this Agreement is terminated for any reason, he will return to the Company all materials developed while working for BOON and will not pursue employment opportunities with BOON’S competition for a period of twelve months.

Further Representations and Warranties: Correll represents that he will perform his duties and functions in a timely, competent and professional manner. Correll represents and warrants that he will be fair in his dealing with the Company and will not knowingly do anything to negatively affect the business interests of the Company.

Survival of Warranties and Representations: The parties agree that all representations of the parties and specifically the Confidentiality Provisions above survive for an additional three years after the termination of this Agreement by either party.

Termination: This Agreement is expressly “at will” and can be terminated by either party at any time with or without cause upon 30 day notice. Upon termination, all past due compensation that Correll may have accrued shall immediately become due and payable to Correll.

MISCELLANEOUS PROVISIONS

●	Expenses: Each party shall bear its respective costs, fees and expenses associated with entering into this Agreement.

●	Indemnification: Any party, when an offending party, agrees to indemnify and hold harmless the other non-offending parties from any claim of damage of any party or non- party arising out of any act or omission of the offending party arising from this Agreement.

●	Notices: All notices required or permitted hereunder shall be in writing and shall be deemed given and received when delivered in person or sent by confirmed facsimile, or five (5) business days after being deposited in the United States mail, postage prepaid, return receipt requested, addressed to the applicable party as the address as follows:

Company: BOON Industries Inc.

Attention: Justin Gonzalez

110 Spring Hill Drive #16

Grass Valley, CA 95945

justin@boonindustries.com

Correll: Daren Correll

178 Ventana Sierra Drive

Grass Valley, CA 95945

daren.correll@gmail.com

●	Breach: In the event of a breach of this Agreement, ten (10) days written notice (from the date of receipt of the notice) shall be given. Upon notice so given, if the breach is not so corrected, the non-breaching party may take appropriate legal action per the terms of this Agreement.

●	Amendment: This Agreement is the full and complete, integrated Agreement of the parties, merging and superseding all previous written and/or oral agreements and representations between and among the parties, and is only amendable in writing upon the agreement of all concerned parties.

●	Interpretation: This Agreement shall be interpreted as if jointly drafted by the parties. It shall be governed by the laws of the State of California applicable to contracts made to be performed entirely therein.

●	Enforcement: If the parties cannot settle a dispute between them in a timely fashion, either party may file for arbitration within Nevada County, CA. Arbitration shall be governed by the rules of the American Arbitration Association. The arbitrator(s) may award reasonable attorney’s fees and costs to the prevailing party. Either party may apply for injunctive relief or enforcement of an arbitration decision in a court of competent jurisdiction within Nevada County, CA.

●	Counterparts: This Agreement may be executed in counterparts each of which shall be deemed an original and all of which together shall constitute one and the same Agreement. Facsimile signatures shall be considered as valid and binding as original signatures.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on the date first written above.

BOON Industries Inc
Justin Gonzalez CEO

Daren Correll